EXHIBIT 10.10

COMPLETE AND PERMANENT RELEASE AND RETIREMENT AGREEMENT

Effective on this 15th day of October, 2019 (“Effective Date”), Thomas Felmer (“Mr. Felmer” or “You”) and Brady Corporation (the “Company”) hereby enter into this Complete and Permanent Release and Retirement Agreement (this “Agreement”) to resolve all matters relating to Mr. Felmer’s employment with and retirement from the Company. Mr. Felmer and the Company hereby agree as follows:

1.  Retirement.

Effective as of 12:01 a.m. on January 2, 2020 (the “Separation Date”), Mr. Felmer does hereby resign (a) from his position as Senior Vice President, Brady Corporation and President – Workplace Safety, and (b) from all officer and director positions of all legal entities of the Company. From the Effective Date to the Separation Date, Mr. Felmer will remain employed by the Company and receive his current salary and fringe benefits. For a period of six months following the Separation Date (the “Transition Period”), at the request of the Company, Mr. Felmer will assist in the transition of duties to his successor, be available to consult on other issues and provide support to the Company in connection with the Avionos dispute and any other litigation or dispute (including providing testimony). Mr. Felmer agrees that during the period from the Effective Date to the Separation Date, he shall perform his duties with the same level of care, skill, and professionalism as he has applied in the performance of his job prior to the Effective Date. Following the Transition Period, Mr. Felmer will continue to provide support to the Company, upon the request of the Company, in connection with the Avionos dispute and any other litigation or dispute (including providing testimony).

The Separation Date shall be deemed to be the “Qualifying Event” for insurance continuation and benefit plan purposes under state and federal law. As of the Effective Date, Mr. Felmer shall no longer be entitled to participate in any and all cash bonus or equity award programs with the Company, except as described in this Agreement.
Any Company property over which Mr. Felmer has any control, is in Mr. Felmer’s possession or which was in Mr. Felmer’s possession or was otherwise entrusted to Mr. Felmer for use in his employment must and will be turned over and must either remain on Company premises or be turned over to the Company on the Separation Date. Notwithstanding the foregoing, the Company agrees that Mr. Felmer shall be entitled to retain his cell phone number. Mr. Felmer agrees to provide all codes, passwords, usernames, or other identification or information necessary to access any of the Company’s computer files, e-mail accounts, or voicemail systems and agrees to cooperate with the Company in an effort to transfer any files, data, systems, or other information to the Company or its designated agent or employee. Mr. Felmer also agrees that, as of the date of Separation Date, he will not access or attempt to access any computer, e-mail, voicemail, or other system of the Company.
2.  Retirement Plan; Equity Agreements.
All of Mr. Felmer’s balances, including Company stock, within any Company retirement plan will be paid out in accordance with the provisions of each plan and Mr. Felmer’s instructions under such plans. Except as provided in Section 3 below, Mr. Felmer shall have all of his preexisting rights with respect to stock options, performance restricted stock units and restricted stock units in accordance with the equity plans and granting agreements governing such equity.
3.  Severance Pay.
Assuming Mr. Felmer accepts and does not revoke this Agreement, Mr. Felmer will be provided cash severance payments totaling $650,000.00, less required withholding, payable in equal installments over 24 months following the Separation Date in accordance with the Company’s normal payroll practices, with the first such payment to be made on the first pay date occurring after the Separation Date. Each severance installment payable under this Section 3 shall constitute a separate “payment” within the meaning of Treasury Regulation Section 1.409A-2(b)(2). Mr. Felmer will also receive payment for his accrued and unused vacation as of the Separation Date.
Mr. Felmer will also be provided with the following: healthcare benefits under COBRA in accordance with the Company’s healthcare plans and applicable law, with the first 12 months of COBRA benefits provided at active employee rates and the remaining period of COBRA benefits will be at regular COBRA rates. In addition, Mr. Felmer will continue to receive financial and tax planning services through Ayco at the Company's expense through December 31, 2020.
Attached hereto as Exhibit A is a list of Mr. Felmer’s outstanding stock options, performance restricted stock units and restricted stock units. Mr. Felmer agrees that Exhibit A is a correct and complete list of his outstanding equity awards as of the date of this Agreement (the “Existing Equity Awards”).

No changes shall be made to the terms of the Existing Equity Awards set forth in the applicable award agreement except as follows:
(i)   Effective on the Separation Date, (a) one hundred percent (100%) of Mr. Felmer’s then unvested stock options in his award granted on September 22, 2017 will vest; (b) fifty percent (50%) of Mr. Felmer’s then unvested stock options in his award granted on September 25, 2018 will vest; (c) one hundred percent (100%) of Mr. Felmer’s then unvested restricted stock units in his award granted on September 22, 2017 will vest; and (d) fifty percent (50%) of Mr. Felmer’s then unvested restricted stock units in his award granted on September 25, 2018 will vest.
(ii)  All other unvested equity awards are forfeited as of the Separation Date.
Mr. Felmer acknowledges that previously granted equity awards, including but not limited to the Existing Equity Awards, also contain restrictions that are applicable following the Separation Date, and a breach of those provisions provides the Company with, among other things, the ability to recover the value of those awards.
In the event that Mr. Felmer resigns from his position prior to the Separation Date, it shall constititue a material breach of this Agreement, and the Company shall be entitled to seek all relief and recover all damages available to it under any legal theory, and for its damages the Company shall have, in addition to other allowable damages, the right to be relieved of any of its obligations set forth in this Section 3.
4.  Adequate Consideration.
Mr. Felmer acknowledges that the Company is under no pre-existing obligation to treat his equity awards in the manner described in Section 3 above and pay him any of the cash severance payments and other benefits described in Section 3 above, that no amounts are due and owing Mr. Felmer other than vested benefits to which he is otherwise entitled (“vested benefits”), and that the foregoing benefits are adequate consideration for Mr. Felmer’s commitments in this Agreement. The parties agree that the foregoing constitute all of the payments and benefits to be provided to Mr. Felmer under this Agreement, and that they are in full settlement of all payments and benefits, including but not limited to, claims for wages, vacation pay, sick pay, bonuses, incentive plans, commissions, relocation costs, severance payments, stock options, or any other compensation.
5.  Release of All Claims; Covenant Not to Sue.
(a)  In consideration of the payments and benefits described above, and to the fullest extent allowed by law, Mr. Felmer, for himself, his agents, spouse, heirs, successors and assigns (“Felmer Releasors”), hereby releases and forever discharges the Company, its shareholders, direct and indirect subsidiaries, related entities, predecessors, assigns, parents, successors, affiliates, Company benefit plans, Company fiduciaries, Company administrators and its and their directors, officers, employees (current and former), attorneys, agents, and all other representatives (“Company Releasees”), from any and all charges, claims, suits and expenses (including attorneys’ fees and costs), whether known or unknown, including, but not limited to, claims of age or other discrimination, breach of contract, wrongful discharge, constructive discharge, claims under the Wisconsin Fair Employment Act, § 111.31, et. seq. Wis. Stats.; Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et. seq .; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et. seq.; the common law of Wisconsin, or any other federal, state or local law relating to employment (“Released Claims”). The Released Claims include any and all matters in connection with or relating in any way to Mr. Felmer’s employment with the Company and his retirement from the Company, provided, however, that nothing herein shall release, diminish, or otherwise affect Mr. Felmer’s vested benefits. Notwithstanding the foregoing, this release and waiver of claims does not waive, release or discharge: (i) claims arising after the execution of this Agreement; (ii) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although he waives any right to monetary relief related to such a charge or administrative complaint; (iii) claims which cannot be waived by law, such as claims for workers’ compensation; (iv) claims to enforce the terms of this Agreement; (v) claims for indemnification Mr. Felmer may have pursuant to the Company’s Bylaws, Articles of Incorporation or applicable laws; or (vi) claims to enforce rights to vested benefits, such as pension or retirement benefits (“Non-Released Claims”).
(b)  The Felmer Releasors hereby covenant not to sue and hereby release and discharge and agree to defend and indemnify the Company Releasees from any and all statutory and common law claims that they have or may have against the Company Releasees arising prior to or on the Effective Date of this Agreement, including, without limitation, any actual or potential claims relating to any actual or alleged violation by the Company Releasees of any federal, state or local statutes, any actual or potential claim of any type under Wisconsin law, any actual or potential claim for economic damages, intentional and/or negligent infliction of emotional distress, intentional and/or negligent misrepresentation, breach of contract, breach of the covenant of good faith and fair dealing, any actual or potential claim for unpaid wages, severance pay, bonus, sick leave, overtime wages, holiday pay, vacation pay, life insurance, health and medical insurance, or any other fringe benefit, and/or any actual or potential claim for attorneys’ fees, costs, disbursements and/or the like; provided, however, Non-Released Claims are excluded from this Section 5(b). You further agree that if you or any of the Felmer Releasors breach this Section 5(b), the Company shall be entitled to seek all relief and recover all damages available to it under any legal theory, including, but not limited to, the recovery of the value of all amounts paid as of the time of such breach, as well as the right to cease making further payments pursuant to this Agreement. However, the prior two sentences shall not apply to any action You may bring challenging the validity of this Release under the ADEA, which you may do without penalty. You further agree that notwithstanding any breach of this Section 5(b), you are and shall continue to be bound by the remaining provisions of this Agreement, including the non-disparagement, confidentiality, non-solicitation and non-competition clauses.
6.  Non-Admission.
Mr. Felmer and the Company agree that this Complete and Permanent Release and Retirement Agreement shall not constitute an admission by the Company that it has acted wrongfully with respect to Mr. Felmer or that it has discriminated against him or against any other individual.
7.  Confidential Agreement.
Except as permitted below, Mr. Felmer hereby agrees to keep the terms of this Complete and Permanent Release and Retirement Agreement confidential, and he agrees that he shall neither directly nor indirectly disclose the terms of this Agreement to any other person or entity except to his attorneys, tax preparers or financial advisors, and immediate family members, but only on the condition that they agree to abide by the terms of this confidentiality clause, unless compelled by law or until such time as it has been publicly disclosed by the Company.
8. Non-Disparagement and Social Media.
Mr. Felmer agrees not to disparage the Company or any of its products, services, officers, directors, or employees on social media, on any public platform, or to persons internal or external to the Company when such comments have the potential to harm the Company (i.e., making disparaging comments about the Company to employees, distributors, customers, suppliers, etc.). For its part, the Company agrees that its officers and directors will at no time make or publish any communication (whether written or oral), or instigate, assist or participate in the making or publication of any communication (whether or not such communication legally constitutes libel or slander), which would disparage or harm Mr. Felmer in his business reputation. The foregoing is agreed, however, not to limit Mr. Felmer’s or the Company’s respective obligations to testify honestly and accurately in any legal proceeding. You expressly understand and agree that any breach of this paragraph by You shall constitute a material breach of this Agreement, which shall cause irreparable harm to the Company and, therefore, in the event of a breach of this Section 8, the Company shall be entitled to seek all relief and recover all damages available to it under any legal theory, including, but not limited to, the recovery of the value of all amounts paid as of the time of such breach, as well as the right to cease making further payments pursuant to this Agreement. Mr. Felmer further agrees that notwithstanding any breach on his part of this Section 8 at any time during the course of this Agreement, he is and shall continue to be bound the provisions of this Section 8 governing non-disparagement and all other provisions of this Agreement, including, without limitation, the confidentiality, non-solicitation and non-competition clauses under Section 9.
9.  Confidentiality, Non-Solicitation and Non-Compete.
Mr. Felmer and the Company specifically agree that the treatment of his equity agreements and the payments under Section 3 above shall be deemed to fully satisfy any obligation the Company may have to provide salary payments to Mr. Felmer under any Confidential Information or Non-Compete Agreement he may have signed. For purposes of this Section 9, references to the Company shall include the Company and its affiliates. In addition, and as further consideration for this Agreement, Mr. Felmer agrees to, understands and acknowledges the following:
(a)  During Mr. Felmer’s employment with the Company, the Company has, and will continue to provide Mr. Felmer with Confidential Information relating to the Company, its business and clients, the disclosure or misuse of which would cause severe and irreparable harm to the Company. During Mr. Felmer’s employment with the Company, and for a two (2)-year period thereafter, Mr. Felmer agrees not to use or disclose the Company’s Confidential Information except as necessary in executing Mr. Felmer’s duties for the Company. Mr. Felmer shall keep Confidential Information constituting a trade secret under applicable law confidential for so long as such information constitutes a trade secret (i.e., protection as to trade secrets shall not necessarily expire at the end of the two (2)-year period). Upon the termination of Mr. Felmer’s employment with the Company for any reason, Mr. Felmer shall immediately return to the Company all documents and materials that contain or constitute Confidential Information, in any form whatsoever, including but not limited to, all copies, abstracts, electronic versions, and summaries thereof. As to any electronically stored copies of Confidential Information, Mr. Felmer shall contact his supervisor or the Company’s General Counsel to discuss the proper method for returning such items.

Mr. Felmer hereby consents and agrees that the Company may access any of Mr. Felmer’s personal computers and other electronic storage devices (including personal phones) and any electronic storage accounts (such as dropbox) so as to allow the Company to ascertain the presence of the Company’s Confidential Information and how such information has been used by Mr. Felmer and to remove any such items from such devices and accounts. Mr. Felmer further agrees that without the written consent of the Chief Executive Officer of the Company that Mr. Felmer will not disclose, use, copy or duplicate, or otherwise permit the use, disclosure, copying or duplication of any Confidential Information of the Company, other than in connection with the authorized activities conducted under this Agreement or in the course of Mr. Felmer’s employment with the Company. Mr. Felmer agrees to take all reasonable steps and precautions to prevent any unauthorized disclosure, use, copying or duplication of Confidential Information. For purposes of this Agreement, Confidential Information means any and all financial, technical, commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company, including without limitation,
(i)   information relating to the Company’s past and existing customers and vendors and development of prospective customers and vendors, including specific customer product requirements, pricing arrangements, payments terms, customer lists and other similar information;
(ii)  inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company;
(iii)  the Company’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development;
(iv)  the subject matter of the Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development;
(v)  other confidential and proprietary information or documents relating to the Company’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents which the Company reasonably regards as being confidential; and
(vi)  Confidential Information does not include information which: (i) is already available to the public without wrongful act or breach by Mr. Felmer; (ii) becomes available to the public through no fault of Mr. Felmer; or (iii) is required to be disclosed pursuant to a court order or order of government authority, provided that Mr. Felmer promptly notifies the Company of such request so the Company may seek a protective order.
(b)  Post-Employment Customer Non-Solicitation Agreement. For two (2) years following the Separation Date, Mr. Felmer will not contact—or support others in contacting—customers of Company with whom Mr. Felmer had business contact during the last two (2) years of Mr. Felmer’s employment with the Company or is knowledgeable, either by virtue of having supervised or managed, directly or indirectly, at any time during the two (2) years preceding the Separation Date, the person or persons with responsibility for the customer, for the purpose of selling or providing products or services competitive with those offered by Company (“Competitive Products”). “Competitive Products” shall mean products and services competitive with those products and services for which Mr. Felmer was responsible during the last two (2) years of Mr. Felmer’s employment with Company.
(c)  Post-Separation Employment by Customers. For two (2) years following the Separation Date, Mr. Felmer will not accept employment with, or advise or consult to or with, any customers of the Company with whom Mr. Felmer had business contact during the last two (2) years of Mr. Felmer’s employment with the Company or is knowledgeable, either by virtue of having supervised or managed, directly or indirectly, at any time during the two (2) years preceding the Separation Date, the person or persons with responsibility for the customer.

(d)  Post-Employment Non-Compete Agreement. For two (2) years following the Separation Date, Mr. Felmer will not, directly or indirectly provide services similar to any of those Mr. Felmer provided to the Company during the last two (2) years of Mr. Felmer’s employment with Company to a competitor of Company or a person or entity preparing to compete with Company.
(e)  Post-Employment Restriction on Working With Competitive Products. For two (2) years following the Separation Date, Mr. Felmer will not work in the sale, marketing, development, design, modification, improvement, or creation of products or services competitive with any products or services with which Mr. Felmer was involved in the sale, marketing, development, design, modification, improvement or creation for the Company during the last two (2) years of Mr. Felmer’s employment.
(f)  Post-Employment Restriction on Advising Investors. For two (2) years following the Separation Date, Mr. Felmer will not, directly or indirectly, advise a broker, investment bank, private equity firm or other investor regarding buying, investing in, or divesting from the Company or any of its competitors.
(g)  Post-Employment Restriction on Soliciting Key Employees. For two (2) years following the Separation Date, Mr. Felmer will not solicit or encourage Key Employees of the Company to provide services to a competitor of the Company or to otherwise terminate their relationship with the Company. “Key Employees” are employees or contractors whom Mr. Felmer supervised, who supervised Mr. Felmer, or with whom Mr. Felmer had significant business contact during Mr. Felmer’s last two (2) years of employment with the Company.
(h)  Fiduciary Duties and Related Obligations. Mr. Felmer acknowledges and agrees that Mr. Felmer owes the Company fiduciary duties while employed by the Company. During Mr. Felmer’s employment with the Company, Mr. Felmer agrees not to take action that will harm the Company, such as, encouraging employees, vendors, suppliers, contractors, or customers to terminate their relationships with the Company, usurping a business opportunity from Company, engaging in conduct that would injure the Company’s reputation, providing services or assistance to a competitive enterprise, or otherwise competing with the Company.
(i)  Other Business Relationships. Mr. Felmer agrees, for a two (2)-year period following the Separation Date, not to encourage or advise any vendors, suppliers, or others possessing a business relationship with Company to terminate that relationship or to otherwise modify that relationship to the Company’s detriment.
(j)  Post-Employment Restriction on Soliciting Other Employees. For two (2) years following the Separation Date, Mr. Felmer will not solicit or encourage any employees of the Company, the identity and position of which Mr. Felmer was made aware of due to his job responsibilities at the Company, to provide services to a competitor of the Company or to otherwise terminate their relationship with the Company.
(k)  Notice of Offers. Mr. Felmer agrees that if he receives an employment, consulting, directorship or similar offer during the 24 months following the Separation Date, then before commencing such employment, consulting, directorship or similar arrangement, Mr. Felmer shall provide written notice to the Chief Executive Officer of the Company of the offer and sufficient details to permit the Company to determine whether the proposed arrangement would be a violation of this Agreement. The Company will then notify Mr. Felmer within seven (7) business days of receipt of such information whether the Company considers the proposed arrangement to be a breach of this Agreement. The provisions set forth in the sentences above shall also apply to each specific project or engagement in circumstances where Mr. Felmer is performing services for a broker, investment bank, private equity firm or other investment related entity during the 24 months following the Separation Date.
(l)  Breach.
(i)   Mr. Felmer acknowledges and agrees that compliance with this Section 9 is necessary to protect the legitimate business interests of the Company. You expressly understand and agree that any breach of Section 9 by You shall constitute a material breach of this Agreement, which shall cause irreparable harm to the Company for which there will be no adequate remedy at law. In the event of a breach of Section 9, or any part thereof, the Company, and its successors and assigns, shall be entitled to institute and prosecute proceedings in any Court of competent jurisdiction for injunctive relief to enjoin Mr. Felmer from performing services in breach of Section 9, and for other and further relief as is proper under the circumstances. Mr. Felmer hereby agrees to submit to the jurisdiction of any Court of competent jurisdiction in any disputes that arise under this Agreement.

(ii)  In the event of a breach of Section 9, the Company shall be entitled to seek all relief and recover all damages available to it under any legal theory, and for its damages the Company shall have, in addition to other allowable damages, the right to: (i) recover from Mr. Felmer all or part of the severance payments made to Mr. Felmer during the period of time in which Mr. Felmer was in breach of Section 9; (ii) be relieved of any future obligations to pay any additional severance payments pursuant to Section 3; and (iii) recover all or part of any equity awards (or the value of such awards) that became vested as a result of this Agreement. The Company shall also retain all rights to the injunctive relief provided for in subsection (i) above. In the event that Mr. Felmer should successfully pursue an argument that any provision in this Agreement is unreasonable and unenforceable, then the remaining provisions shall remain in full force and effect and the Company shall be entitled to recover from Mr. Felmer the value of the equity awards that became vested as a result of this Agreement and all severance payments made by the Company to Mr. Felmer and cease making further severance payments because, as Mr. Felmer acknowledges and agrees, the Company would never have agreed to make those severance payments to him if he had not agreed to all the terms, conditions and restrictions set forth in this Agreement, which he again acknowledges to be reasonable and necessary for the protection of the Company’s legitimate business interests. Finally, in the event of a breach of Section 9, the 24 month post-termination restriction period will be extended by a period of time equal to the period of time during which Mr. Felmer was in breach of Section 9.
(iii) Mr. Felmer further agrees that notwithstanding any breach on his part of any portion of this Section 9 at any time during the course of this Agreement, he is and shall continue to be bound by the remaining provisions of this Section 9 governing confidentiality, non-solicitation and non-competition and all other provisions of this Agreement, including the non-disparagement clause under Section 8.
(iv)  Employee agrees that the terms of this Section 9 shall survive the termination of Employee’s employment with the Company.
(v)  MR. FELMER HAS READ THIS ENTIRE SECTION 9 AND AGREES THAT THE CONSIDERATION PROVIDED BY THE COMPANY IS FAIR AND REASONABLE AND FURTHER AGREES THAT GIVEN THE IMPORTANCE TO THE COMPANY OF ITS CONFIDENTIAL AND PROPRIETARY INFORMATION, THE FOREGOING RESTRICTIONS ON HIS ACTIVITIES ARE LIKEWISE FAIR AND REASONABLE.
10.  Assignment; Non-Waiver; Cumulation of Remedies and Attorney’s Fees and Costs.
If Mr. Felmer should die while any amounts are still payable to him pursuant to this Agreement, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Mr. Felmer’s devisee, legatee, or other designee, or if there be no such designee, to his estate. Mr. Felmer hereby informs the Company that such designee shall be the spouse of Mr. Felmer at Mr. Felmer’s time of death. The failure by the Company at any time to enforce any of the provisions of this Agreement or any right or remedy available hereunder or at law or in equity will not constitute a waiver of such provision, right, or remedy, or affect the validity of this Agreement. The waiver of any default will not be deemed a continuing waiver. Except as expressly provided herein, all remedies available to the Company for breach of this Agreement or at law or in equity are cumulative and may be exercised concurrently or separately. In addition, the Company shall be entitled to recover all reasonable attorney’s fees and costs it incurs in enforcing any of its rights under this Agreement. Mr. Felmer agrees that the Company has a right to set off against any future severance payments any sums which the Company is entitled to recover due to Mr. Felmer’s breach of this Agreement.

11.  Section 409A.
The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Mr. Felmer or the Company believes, at any time, that any payment pursuant to this Agreement is subject to taxation under Section 409A of the Code, then (i) it shall advise the other and (ii) to the extent such correction is possible to avoid taxation under Section 409A without any material diminution in the value of the payments or benefits to Mr. Felmer, the Company and Mr. Felmer shall reasonably cooperate in good faith to take such steps as necessary, including amending (and, as required, consenting to the amendment of) the terms of any plan or program under which such payments are to be made, in the least restrictive manner necessary in order to comply with the provisions of Section 409A and the Section 409A Regulations in order to avoid taxation under Section 409A.
Notwithstanding anything contained herein to the contrary, if at Mr. Felmer’s separation from service, (a) he is a specified employee as defined in Section 409A and (b) any of the payments or benefits provided hereunder constitute deferred compensation under Section 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of six months following the separation from service.
12.  Advice of Counsel and Review of Agreement.
Mr. Felmer acknowledges that this Agreement constitutes a voluntary waiver and release of all of his rights and claims under the Age Discrimination in Employment Act (“ADEA”), as amended, and its implementing regulations, and pursuant to the Older Workers Benefit Protection Act of 1990 (“OWBPA”), and he is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration stated herein. Mr. Felmer is hereby advised to review this Agreement with legal counsel of his choice prior to signing it and by signing below acknowledges he has done so or waived his right to do so. Mr. Felmer is further advised that he has twenty-one (21) days during which to consider the provisions of this Agreement, although he may sign and return it sooner. He is further hereby advised that he has the right to revoke this Agreement for a period of seven (7) days after its execution by providing written notice of revocation to the Company. Mr. Felmer understands that this Agreement shall not become effective or enforceable until the eighth (8th) day following his execution of this Agreement.
13.  Entire Agreement; Severability; Counterparts; Law.
This Complete and Permanent Release and Retirement Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between Mr. Felmer and the Company. In the event that any clause, provision or paragraph of this Agreement is found to be void, invalid or unenforceable, such finding shall have no effect on the remainder of this Agreement, which shall continue to be in full force and effect. Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law. This Agreement may be executed in one or more counterparts or duplicate originals, all of which, taken together, shall constitute one and the same instrument. Facsimile or electronic signatures shall be equally binding as originals. This Agreement shall be governed and construed in accordance with the laws of the State of Wisconsin, and shall be binding upon the parties hereto and their respective successors and assigns.

Date: October 15, 2019
/s/ THOMAS FELMER
Thomas Felmer

BRADY CORPORATION

By: /s/ J. MICHAEL NAUMAN
Its Authorized Representative

Exhibit A
Schedule of Outstanding Equity Awards

Type	Grant Date	Exercise Price	Original Award Amount (Number of Shares/Options)	Options Previously Exercised	Number of RSUs Previously Vested	Number Vested at Separation Date	Exercisable for 90 days post Separation Date	Forfeit on Separation Date
Option	9/22/2017	$36.85	21,295	14,197	N/A	7,098	Yes	0
Option	9/25/2018	$43.98	18,625	6,209	N/A	6,208	Yes	6,208
RSU	9/22/2017	N/A	4,976	N/A	3,318	1,658	N/A	0
RSU	9/25/2018	N/A	4,169	N/A	1,390	1,390	N/A	1,389
RSU	9/20/2019	N/A	1,851	N/A	0	1,851	N/A	0
Perf. RSU	2018-2020 perf. period	N/A	5,536 At target	N/A	0	0	N/A	5,536
Perf. RSU	2019-2021 perf. period	N/A	4,863 At target	N/A	0	0	N/A	4,863
Perf. RSU	2020-2022 perf. period	N/A	2,895 At target	N/A	0	0	N/A	2,895